Exhibit 14.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 33-28473, 333-11178, 333-06958, and 333-121315) on Form S-8 of Stolt-Nielsen S.A. of our report dated 21 May 2007, with respect to the consolidated balance sheet of Marine Harvest N.V. and subsidiaries as of 31 December 2006, and the related consolidated income statement, cash flow, and changes in equity for the year ended 31 December 2006, which report appears in the 30 November 2006 annual report on Form 20-F of Stolt-Nielsen S.A. Our report refers to a change in accounting policy for biological assets.

KPMG ACCOUNTANTS N.V.

‘s-Hertogenbosch, The Netherlands
21 May 2007